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EXHIBIT 10.13

[Letterhead of Rockwood Specialties Inc.]

March 21, 2001

Mr. Robert J. Zatta
73 Brookstone Drive
Princeton, NJ 08540

Dear Bob:

        We are pleased to confirm our offer of employment as Vice President and Chief Financial Officer on a full-time and exclusive basis. For purposes of facilitating your employment, you will be assigned to Rockwood Specialties Inc. (hereafter "Rockwood"). It is our understanding that you will commence employment on or before May 1, 2001. You will have direct reporting responsibility to the President. Although we reserve the right, at our discretion, to change your responsibilities or job title at any time, we will not reduce your level of responsibilities below that are customarily performed by a Company Vice President.

        The following summarizes the key terms we have agreed to with respect to your employment:

  1.
  You will be based at Princeton, New Jersey.

  2.
  Your annual salary of $340,000 will be payable bi-monthly in equal installments or at the end of such payroll accounting periods as are periodically established by Rockwood. Your salary will be subject to review for potential increase on an annual basis commencing January of 2002 in accordance with Rockwood's practice in the U.S.

  3.
  As additional consideration for your agreement to our terms and conditions of employment, you will receive a one-time "sign-on" bonus of $220,000 payable thirty (30) days after commencement of employment. You will also be eligible to participate in the Rockwood Corporate Executive Annual Performance Bonus Plan. Your Target Bonus will be 65% of your base salary. The terms of the 2001 Bonus, including performance objectives, will be defined within thirty (30) days of your commencing employment with the understanding that 20% of your overall Bonus will be based on personal performance objectives to be agreed with the Company President. If any Bonus is payable for 2001, it will be on a pro rata basis commensurate with the amount of time that you were employed by us during 2001. Notwithstanding the foregoing, your Bonus under the Annual Performance Plan for 2001 will be no less than $50,000, payable in the first quarter of 2002.

  4.
  You will be afforded the opportunity to purchase up to a maximum of $500,000 of the Company's Common Stock in accordance with the terms and conditions of the Management Shareholders Agreement, dated February 2, 2001. This opportunity to acquire Company Common Stock will be available for a period of 90 days from commencement of employment. During the first 30 days of employment, you may acquire Common Stock at $5.00 per share; thereafter, the price will be the fair market value as determined by the Company's Board of Directors, but in no event less than $5.00 per share. If you invest personal funds of at least $100,000 in Company Stock, the Company will assist you in acquiring additional shares of Common Stock by providing a loan equal to fifty cents ($0.50) on each additional dollar above $100,000 you invest in Common Stock up to a total maximum investment of $500,000. For example, if you acquire $300,000 in Common Stock using your personal funds, the Company will loan you up to $100,000 to acquire additional shares. The term of the Loan will be a period of five (5) years (except in the case of termination or Change of Control) with annual interest at a rate equal to the applicable Federal rate. Based on the amount of Common Stock you purchase under the Management Shareholders Agreement, the Company will grant you options to acquire additional Common Stock in accordance with the terms and conditions of the Company's Stock Option Agreement, dated February 2, 2001.

  5.
  During your employment, you will be provided an automobile commensurate with your position as a Company vice president. In addition, the business expenses associated with operating the automobile including gas, taxes, insurance, and maintenance will be reimbursable on a monthly basis.

  6.
  You will be entitled to participate in Rockwood's U.S. Welfare/Benefit and Retirement Plus Program in accordance with the terms of those Programs (as those Programs may from time to time be changed and/or terminated by Rockwood at its sole discretion). These Benefit Programs presently include the following:

    •
    Rockwood Health Care Benefits (medical, dental and vision)

    •
    Rockwood Long-Term Disability Plan

    •
    Rockwood Life and Accident Plan

    •
    Rockwood Health Care and Dependent Care Reimbursement Account

    •
    Rockwood Retirement Plus Program (Profit Share/401(k) and Money Purchase Plan)

    •
    Supplemental Executive Savings Plan

  7.
  During 2001, you will be entitled to four (4) weeks vacation prorated based on actual days employed in 2001. Thereafter, you will be entitled to four (4) weeks vacation on an annual basis, which must be used in the year granted and not carried over from year to year.

  8.
  You agree to comply with Attachment "A" to this Employment Agreement governing the terms and conditions applicable to Executives of Rockwood, its subsidiaries and affiliates. Attachment "A" is incorporated here into and made a part of this Employment Agreement.

  9.
  This Employment Agreement may be terminated at any time, for any reason, by Rockwood provided that except for termination for cause, Rockwood continues to pay you an amount equal to your base salary in effect at the termination date for a period of 12 months following the date Rockwood ceases to utilize your services. You agree to provide Rockwood with six (6) months prior written notice of any termination of Employment by you. This offer is contingent upon you providing physician certification that you are in good health and pass standard drug screening.

  10.
  This Employment Agreement (including Attachment "A") sets forth the entire agreement between us and supersedes and replaces any existing agreements, (including any oral arrangements) entered into between us. It may only be modified by an Agreement in writing, signed by you and an authorized representative of the Rockwood.

        Please confirm your acceptance of the terms of our Agreement by signing below and return one signed copy of this letter to me. Again, I am pleased that you have accepted employment with us, and we look forward to a mutually beneficial employment relationship.

Very truly yours,

/s/    Michael J. Kenny

Michael J. Kenny
President

Agreed and accepted this 27 day of March, 2001

/s/ ROBERT J. ZATTA Robert J. Zatta
cc:	Todd A. Fisher Thomas J. Riordan

ATTACHMENT A

EXECUTIVE EMPLOYMENT TERMS

        The following standard terms and conditions shall apply to the Employment Agreement between Robert J. Zatta ("Executive") and Rockwood Specialties, Inc. ("Employer").

        For purposes of this Attachment A to the Employment Agreement, the following terms apply:

    •
    Employer collectively means Rockwood Specialties, Inc. ("Employer") and any of its existing or future subsidiaries or affiliates to whom the agreement may be assigned by Rockwood Specialties, Inc. ("Employer").

    •
    Confidential Information means information not generally known about Employer's processes, formulas, devices, and products, including, but not limited to, information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, customers, merchandising, selling, trade relations and technical services.

    •
    Inventions means discoveries, improvements and ideas (whether patentable or not) relating to any activities of Employer.

    •
    Works of Authorship means any original work of authorship within the purview of the copyright laws of the United States and it is intended that all Works of Authorship created in the course of one's employment with Employer will be works made for hire within the meaning of such copyright laws.

1.
Employer shall have the right to assign and/or change Executive's duties, responsibilities and job title, and to reassign Executive to another person or entity. In such case, this Employment Agreement shall remain in full force and effect after the assignment, and Executive will be required to fulfill Executive's obligations under this Employment Agreement to the assignee. Executive's obligations under this Employment Agreement are personal and may not be assigned.

2.
Subject to the notice requirements as agreed to in writing with Executive, this Employment Agreement may be terminated at will by either party at any time and for any reason. The party wanting to terminate the Employment Agreement must provide the other party with advance notice in writing as set forth in the Employment Agreement. During the notice period, Executive may be required to perform any duties and responsibilities as assigned by Employer.

  If the Employer elects to terminate Executive's employment during the notice period, it shall continue to pay Executive the salary and benefits Executive would have received had Executive remained employed for the remaining balance of the notice period. However, Executive will not be entitled to receive the salary and benefits continuation set forth in the Employment Agreement if Executive is terminated for cause, such as a criminal felony, theft, fraud, etc.

  If Executive terminates the Employment Agreement, but fails to provide the required advance written notice, Executive will not be entitled to any additional salary, benefits or payments from Employer and Employer will be entitled to pursue appropriate damages and remedies.

3.
Based on Executive's special status with the Employer, Executive acknowledges that an agreement by Executive not to compete in certain competitive activities is necessary, reasonable, and important. Furthermore, Executive expressly agrees that the requirements of this paragraph be enforced strictly should there be a violation of this Employment Agreement. In recognition of these considerations, and in exchange for employment with the Employer and the substantial benefits associated with employment, Executive agrees that the Employer, at its sole option, may require that Executive will not perform services for, become employed by, or become associated with (such as through an ownership interest) any entity which engages in a business which competes with the Employer's business for a period of twelve (12) months after Executive's separation from employment; provided that during such non-compete period, the Employer continues to pay Executive his current salary.

4.
Immediately upon Executive's last day of employment, Executive shall return to the Employer all documents (including all copies), material, and property belonging to the Employer, including, but not limited to, Employer manuals, policies, financial records, legal documents, customer lists, prospective customer lists, training materials, and marketing materials. In addition to other remedies available to the Employer, Executive authorizes the Employer to withhold payment of any salary payments owed to Executive until such documents, material, and property (including all copies) are returned to the Employer.

5.
EXECUTIVE IS TO BE EMPLOYED BY EMPLOYER IN A CAPACITY IN WHICH EXECUTIVE MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. EXECUTIVE, THEREFORE, AGREES IN RETURN FOR EMPLOYMENT OR CONTINUED EMPLOYMENT BY EMPLOYER:

(A)
With respect to Inventions and any Works of Authorship made or conceived by me, either solely or jointly with others, during (1) my past, present or future employment by Employer, or (2) within one year after termination of my employment if based on Confidential Information:

(i)
To promptly and fully inform Employer in writing of such Inventions or Works of Authorship;

(ii)
To assign and I do hereby irrevocably assign) to Employer all of my rights to such Works of Authorship or Inventions, and to Applications for Letters Patent and to Letters Patent granted upon such inventions.

(iii)
To acknowledge and deliver promptly to Employer (without charge to Employer but at the expense of Employer) such written instruments and to do such other acts as may be necessary in the opinion of Employer to obtain copyrights and maintain Letters Patent and to vest the entire right and title thereto in Employer.

(B)
Except as required in my duties to Employer, I will never use or disclose any Confidential Information. To the extent that my duties required me to disclose Confidential Information, I shall do so only after advising Employer in advance of such disclosure and only in strict conformity with Employer's policy, always taking all steps necessary to maintain the confidential nature of the information.

(C)
I will not assert any rights under any Inventions or Works of Authorship that relate to any past, present or possible future business of Employer as having been made or acquired by me prior to my being employed by Employer, unless it can be demonstrated that the Inventions or Works of Authorship occurred prior to employment with Employer.

(D)
I agree that all my obligations under Paragraphs (A) through (C) of this Section 5 (Attachment A) shall be binding upon my heirs, assigns, and legal representatives.

(E)
I agree that for a period of two (2) years following the termination of my employment, I will not solicit for employment any person employed by Employer or any subsidiary or affiliate of Employer.

6.
The Employment Agreement shall terminate immediately upon Executive's death, and all of the Employer's obligations under this Employment Agreement shall cease at that time.

7.
The Employment Agreement (including Attachment A) may only be modified by a writing signed by Executive and an authorized representative of the Employer.

8.
The Employment Agreement (including Attachment A) and all matters related thereto will be governed by the laws of the State of your location of employment.

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  EXHIBIT 10.13
[Letterhead of Rockwood Specialties Inc.]
ATTACHMENT A EXECUTIVE EMPLOYMENT TERMS